Exhibit 99.1

CSPi Reports Fiscal 2025 Second Quarter Results; AZT PROTECT New Business Pipeline Continues to Increase Globally

Board Declares $0.03 per Share Quarterly Dividend

LOWELL, Mass., May 14, 2025 – CSP Inc. (NASDAQ: CSPI), an award-winning provider of security and packet capture products, managed IT and professional services and technology solutions, today announced results for the fiscal second quarter ended March 31, 2025. The Company also announced that the Board of Directors declared a quarterly dividend of $0.03 per share payable June 11, 2025, to shareholders of record at the close of business on May 28, 2025.

Recent Achievements and Operating Highlights

●	Continued AZT PROTECT™ marketplace momentum results in additional new customers during the fiscal second quarter including a South African cell tower provider.
●	Global pharmaceutical company renewed twelve months’ customer support for AZT PROTECT in a six-figure contract.
●	Strengthened reseller relationships with Rockwell Automation and others led to greater market exposure via webinars and regional events and an expanded pipeline.
●	In April, we signed multi-year contracts with a Florida-based healthcare provider.
●	Ended the quarter with over $29 million in cash and cash equivalents and no long term debt; Robust balance sheet enabled the Company to repurchase 23,800 shares of CSPI common stock for $384 thousand during the fiscal second quarter.

“Excluding a single, multi-million-dollar deal recorded in the year-ago fiscal second quarter, our business generated double-digit sales growth in the fiscal second quarter compared to the year-ago period,” commented Victor Dellovo, Chief Executive Officer. “The prior year multi-million-dollar sale has proven to be successful resulting in the customer renewing customer support for twelve months in a six-figure contract during the fiscal second quarter. Despite challenging operating conditions, we’re pleased with the overall performance of the Technology Solutions-based businesses and the market penetration of our AZT PROTECT product line. The flexibility of our organization, and the prospects for AZT PROTECT growth enable our company to maximize our opportunities in the current operating environment.”

“During the quarter, our reseller and distribution-focused strategy resulted in an increase in new AZT PROTECT customers and an expanded pipeline of new business opportunities. Launching a revolutionary new product requires significant investment, which we have been diligently making while carefully managing our resources. Nearly two years into the launch, we are where we thought we would be, our brand is more widely known, and we are gaining traction with key manufacturers, resellers and customers. In addition to the new customers signed in the fiscal second quarter, in April we were engaged to protect equipment at one of the largest cell tower providers in South Africa. This relationship, along with several other previously signed customers, have the potential to significantly expand into larger, six and seven figure contracts over the next eighteen months to two years.”

Fiscal 2025 Second Quarter Results

Revenue for the fiscal second quarter ended March 31, 2025, was $13.1 million compared to revenue of $13.7 million for the fiscal second quarter ended March 31, 2024. Product revenue represented $8.6 million of overall sales, a slight increase compared to the year-ago Product revenue of $8.5 million.  Services revenue for the period was $4.6 million as compared to $5.2 million during the fiscal 2024 second quarter. The year-ago fiscal second quarter included a multi-million dollar agreement with a global pharmaceutical company, significantly increasing the prior year period revenue, gross profit, gross margin and net income.

Gross profit for the three months ended March 31, 2025, was $4.2 million compared to $6.5 million.  Gross margin for the fiscal second quarter ended March 31, 2025, was 32% of sales compared to 47% of sales for the year ago fiscal second quarter. The company had an income tax benefit of $683 thousand primarily from the vesting of restricted stock awards in the quarter. The Company reported a net loss of $(0.1) million, or

Exhibit 99.1

$(0.01) per diluted common share for the fiscal second quarter, compared to net income of $1.6 million, or $0.16 per diluted common share for the prior fiscal year second quarter.

The Company continued to maintain a robust balance sheet and as of March 31, 2025, had cash and cash equivalents of $29.5 million. The financial resources, coupled with no long term debt, are allowing the Company to continue to build market awareness for the AZT PROTECT offering.  Additionally, during the quarter the Company repurchased 23,800 shares for a total cost of $384 thousand.  Approximately 311 thousand shares remain available under the share repurchase authorization approved by the Board of Directors in 2011.

Fiscal Year 2025 Six Month Results

Revenue for the fiscal six months ended March 31, 2025, was $28.8 million compared with revenue of $29.1 million in prior year period, which included the aforementioned multi-million-dollar agreement with a global pharmaceutical company. Gross profit for the fiscal six months ended March 31, 2025, was $8.8 million, or 30% of sales compared with $10.6 million, or 36% of sales. The Company had an income tax benefit of $798 thousand primarily from restricted stock awards. The Company reported net income of $364 thousand, or $0.04 income per diluted common share in the fiscal six months ended March 31, 2025, compared with net income of $1.5 million, or $0.15 income per diluted common share for the fiscal six months ended March 31, 2024.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, the event link https://www.webcaster4.com/Webcast/Page/2912/52425. Individuals also may listen to the call via telephone, by dialing 973-528-0011or 888-506-0062 and use the Participant Access Code: 300898 when greeted by the live operator. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSPi

CSPi (NASDAQ:CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help customers use technology to success. The High Performance Product division, including ARIA Cybersecurity Solutions, recognizes that better, stronger, more effective cybersecurity starts with a smarter approach. ARIA's solutions provide new ways for organizations to protect their most critical assets—they can shield their critical applications from cyberattack with the AZT solution, while monitoring internal traffic, device-level logs, and alert output with our ARIA ADR solution to substantially improve threat detection and surgically disrupt cyberattacks and data exfiltration. Rounding out the portfolio, Aria's AZT Gateway Software allows us to interrogate network packets at 100mbps line-rate to enforce forwarding and capture policies on the fly. Customers in a range of industries rely on our solutions to accelerate incident response, automate breach detection, and protect their most critical assets and applications—no matter where they are stored, used, or accessed.

CSPi's Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

Exhibit 99.1

Safe Harbor

The Company wishes to take advantage of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include but are not limited to projections or guidance concerning business performance, revenue, earnings, cash flow, the current economic environment, liquidity, strategic decisions and actions, and other financial and operational measures. Statements include we were engaged to protect equipment at one of the largest cell tower providers in South Africa. This relationship, along with several other previously signed customers, has the potential to significantly expand into larger, six and seven figure contracts over the next eighteen months to two year.

The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the Securities and Exchange Commission (“SEC”). Please refer to the section on forward-looking statements included in the Company's filings with the SEC.

SOURCE: CSP Inc.

CONTACT:

CSP Inc.
Gary Levine, 978-954-5040
Chief Financial Officer

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2025	September 30, 2024

Assets
Current assets:
Cash and cash equivalents	$29,495	$30,585
Accounts receivable, net	13,645	14,494
Financing receivables, net	2,727	4,384
Inventories	2,109	2,293
Other current assets	2,366	3,093
Total current assets	50,342	54,849
Financing receivables due after one year, net	3,664	2,922
Cash surrender value of life insurance	5,696	5,589
Other assets	7,420	6,076
Total assets	$67,122	$69,436

Liabilities and Shareholders’ Equity
Current liabilities	$15,058	$18,682
Pension and retirement plans	1,275	1,306
Other non-current liabilities	3,336	2,178
Shareholders’ equity	47,453	47,270
Total liabilities and shareholders’ equity	$67,122	$69,436

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended		Six months ended
	March 31	March 31	March 31	March 31
	2025	2024	2025	2024
Sales:
Product	$8,552	$8,458	$19,567	$19,865
Services	4,595	5,248	9,250	9,216
Total sales	13,147	13,706	28,817	29,081

Cost of sales:
Product	6,879	5,416	15,998	14,644
Services	2,061	1,812	4,048	3,864
Total cost of sales	8,940	7,228	20,046	18,508

Gross profit	4,207	6,478	8,771	10,573

Operating expenses:
Engineering and development	763	726	1,549	1,426
Selling, general and administrative	4,438	4,518	8,570	8,256
Total operating expenses	5,201	5,244	10,119	9,682

Operating (loss) income	(994)	1,234	(1,348)	891

Other income, net	203	489	914	772

(Loss) income before income taxes	(791)	1,723	(434)	1,663

Income tax (benefit) expense	(683)	135	(798)	148

Net (loss) income	$(108)	$1,588	$364	$1,515
Net (loss) income attributable to common shareholders	$(108)	$1,482	$341	$1,417

Net (loss) income per common share - basic	$(0.01)	$0.16	$0.04	$0.16
Weighted average shares outstanding – basic	9,343	9,070	9,232	8,967

Net (loss) income per common share - diluted	$(0.01)	$0.16	$0.04	$0.15
Weighted average shares outstanding net income - diluted	9,343	9,455	9,614	9,366